UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 15, 2007
Reynolds American Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
401 North Main Street,
Winston-Salem, NC 27101
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 336-741-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     In 2002, R. J. Reynolds Tobacco C. V., an indirect wholly owned subsidiary of Reynolds American Inc. and referred to as RJRTCV, and an affiliate of Gallaher Group Plc formed a joint venture, with each party owning a 50% membership interest. The joint venture, R. J. Reynolds-Gallaher International Sarl, markets American-blend cigarettes primarily in Italy, France and Spain. Subject to earlier termination or extension, the initial term of the joint venture expires on July 12, 2012. Either member may terminate the joint venture prior to its expiration date upon the occurrence of specified events, including, among others, a change of control involving the other member.
     On April 18, 2007, an affiliate of Japan Tobacco Inc. acquired Gallaher, and Gallaher subsequently notified RJRTCV that such acquisition constituted a change of control of Gallaher within the meaning of the joint venture agreement. On May 15, 2007, pursuant to the terms of the joint venture agreement, RJRTCV notified the other member and the joint venture, in writing, that RJRTCV had elected to terminate the joint venture based upon such change of control event. In accordance with the joint venture agreement, RJRTCV has specified that the effective date of the joint venture termination will be November 30, 2007, referred to as the Valuation Date. Unless the members agree otherwise, the joint venture will be wound-up and liquidated following its termination.
     Upon a termination of the joint venture, the value of all of the trademarks each joint venture member or its respective affiliate has licensed to the joint venture (other than certain trademarks licensed by an affiliate of RJRTCV) will be calculated in accordance with certain valuation principles and assumptions set forth in the parties’ agreement. The party whose licensed trademarks have the greater value will be required to pay the other party an amount, referred to as the Termination Amount, equal to one-half of the difference between the value of the parties’ respective trademarks.
     RJRTCV believes that for purposes of the foregoing, the current value of the trademarks licensed to the joint venture by Gallaher’s affiliate is materially greater than that of the trademarks licensed to the joint venture by RJRTCV’s affiliate. The value of the trademarks and the resulting Termination Amount, however, are not yet known, and will be determined in accordance with the valuation procedures set forth in the parties’ agreement. The general terms of these procedures are summarized below:
•	each party is required to provide the other with its valuation of the trademarks licensed to the joint venture, within 60 days after the Valuation Date;
•	if the parties have not agreed upon the valuation of the trademarks within 90 days after the Valuation Date, then each party is required to select and instruct, within 120 days after the Valuation Date, a third party appraiser, referred to as an Initial Appraiser, to perform a valuation of the trademarks;

•	each Initial Appraiser is required to complete its valuation within 30 days after having been instructed to perform the valuation, with the parties exchanging such valuations on the 150th day after the Valuation Date (unless otherwise agreed);
•	if the parties have not agreed upon a valuation within 30 days after the foregoing exchange of valuations, then the parties will select, within 21 days after the expiration of such 30 day period, an independent third party appraiser, referred to as the Final Appraiser, to perform a valuation of the trademarks;
•	the Final Appraiser will be jointly instructed by the parties within ten days after selection and will furnish to the parties its valuation within 30 days after its selection; and
•	in such event, the final valuation will be determined based upon the relationship, as set forth in the parties’ agreement, among the Final Appraiser’s valuation and the valuations determined by the Initial Appraisers.
     Within 60 days after the determination of the valuation pursuant to the above provisions, the party owing the Termination Amount shall pay 40% of such amount in a lump sum to the other party. The remainder of the Termination Amount shall be paid in six equal annual installments, with the first installment due on the first anniversary of the lump sum payment. Under certain circumstances, a dispute relating to the parties’ agreement may be submitted to binding arbitration for resolution.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.
By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Senior Vice President, Deputy General Counsel and Secretary

Date: May 21, 2007

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